WESTFIELD CAPITAL MANAGEMENT COMPANY

                                 CODE OF ETHICS

                                   MAY 1, 2008


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SECTION 1. THE BASICS

OVERVIEW
In accordance with Rule 204A-1 of the Investment Advisers Act of 1940 and with Rule 17j-1 of the Investment Company Act of 1940, as amended, this Code of Ethics ("Code") sets forth the specialized rules for business conduct and guidelines for the personal activities that generally are required of all personnel employed by Westfield Capital Management Company ("WCM").

The Code serves many purposes. Among them are to:

      1. educate personnel of WCM's expectations and the laws governing their conduct;

      2. remind personnel that they are in a position of trust and must act with complete propriety at all times;

      3.    protect the reputation of WCM;

      4.    guard against violations of the securities laws;

      5.    protect WCM's clients by deterring misconduct; and

      6. establish procedures for employees to follow so WCM can assess whether they are complying with our ethical principles.

The Chief Compliance Officer ("CCO"), or a designee, has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, WCM expects that waivers, if any, will be granted only in rare instances and will be documented by Compliance for WCM's files. Typically, no waivers shall be granted on any provisions of the Code that are mandated by the rules and regulations of the Securities and Exchange Commission ("SEC").

PERSONS COVERED BY THE CODE
The Code applies to all personnel, including internal directors and officers, all of whom WCM deems to be "Access Persons." Certain provisions of the Code also apply to the members of an Access Person's family/household.

An employee typically is deemed an Access Person the day he or she begins employment at WCM. From time to time, the Compliance Department may designate additional persons, such as independent contractors, consultants, and interns, as Access Persons subject to the Code. Access Persons are expected to familiarize themselves with the information in the Code. Any questions regarding the Code should be directed to the CCO or Compliance Officer ("CO") at WCM.

While all provisions of the Code apply to Access Persons, WCM does designate a sub-set of Access Persons as "Investment Persons." Generally, Investment Persons make investment decisions for clients, provide information or advice to WCM's Investment Committee ("IC"), help execute and/or implement the IC's decision, or have access to investment decisions relating to client accounts. Investment Persons may be required to provide additional information for certain personal activities. Typically, members of WCM's Investment, Marketing, Trading, and Compliance departments are deemed to be Investment Persons. However, Compliance also may designate, on occasion, certain persons as Investment Persons. Access Persons will be informed by Compliance whether they have been designated as an Investment Person. For the purposes of this Code, references to Access Persons include the Investment Persons sub-set.


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WCM Board Members who are not employees of WCM are deemed "Non-interested Board
Members". Should any non-interested Board member have access, come into possession of or obtain non-public information about client transactions, portfolio holdings or WCM's investment recommendations in the normal course of business, he or she will be considered an Access Person and be subject to the reporting requirements noted in Section 3. Any non-interested Board member who seeks access to non-public information about client transactions, portfolio holdings or WCM's investment recommendations must obtain written pre-approval from Compliance.

GENERAL PRINCIPLES
WCM is a fiduciary for our investment advisory clients. Accordingly, WCM owes our clients the utmost duty of loyalty, good faith, and fair dealing. As an employee of WCM, you are obligated to uphold these important duties. These general principles govern all conduct, whether or not the conduct is covered by more specific provisions in the Code. All personnel must comply with the following principles at all times.

      1.    All personnel are to place the interests of WCM's clients first;

      2. All personal securities transactions must be conducted in compliance with the Code and must avoid any actual or potential conflicts of interest or abuse of any employee's position of trust and responsibility;

      3. All personnel must exercise independent, unbiased judgment in the investment decision-making process;

      4. WCM personnel must not use for their own benefit (or the benefit of anyone other than WCM's clients) information about WCM's trading or recommendations for client accounts;

      5. WCM personnel must not take advantage of their positions or of investment opportunities that would otherwise be available for WCM's clients;

      6. All personnel must avoid the appearance that the firm, its personnel or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the brokerage community;

      7. All personnel must treat information concerning the identity of security holdings in WCM's clients accounts and the financial circumstances of WCM's clients with strict confidentiality;

      8. All personnel must act with honesty, integrity and professionalism in all aspects of our business; and

      9. All personnel must comply with the spirit and letter of the Code and the specific rules contained in the Code at all times.

STANDARDS OF BUSINESS CONDUCT
As part of WCM's fiduciary obligations to its clients, all personnel must comply with applicable laws, regulations, and WCM policies. All personnel must use care to not violate any law, regulation or internal policy. All personnel are responsible for knowing, understanding, and following the laws, regulations, and internal WCM policies.


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In connection with the purchase or sale, directly or indirectly, of a security held or acquired by a client, WCM personnel are not permitted to:

      1.    Defraud any WCM client in any manner;

      2. Mislead any client, including by making a statement that omits material facts;

      3. Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

      4.    Engage in any manipulative practice with respect to such client; or

      5. Engage in any manipulative practice with respect to securities, including price manipulation.

CONFLICTS OF INTEREST
As a fiduciary, WCM owes an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. WCM attempts to identify and avoid conflicts of interest with any WCM client and other WCM business relation. WCM personnel must avoid actual or potential conflicts of interest and must fully disclose to the CCO or CO any material facts concerning potential or actual conflicts of interest. Such actual or potential conflicts of interest include, but are not limited to, the following:

      1. Conflicts Among Client Interests: All personnel are prohibited from inappropriately favoring the interests of one client over another that would constitute a breach of fiduciary duty. In the event that any personnel identifies an actual or potential conflict of interest, such personnel should consult with the CCO or CO concerning the potential or actual conflict of interest.

      2. Competing with Client Trades: All personnel are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions. Personal securities transactions are addressed more specifically in Section 2 of this Code.

      3. Disclosure of Personal Interests: Investment Personnel are prohibited from recommending, implementing, or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO or to CO. If the CCO or CO deems the disclosed interest to present a material conflict, the Investment Person may not participate in any decision-making process regarding the securities of that issuer. Should the Investment Person be a research analyst, the CCO or the CO has full discretion to request that the issuer be assigned to another analyst. This provision applies in addition to the personal securities reporting requirements described in Section 3 of this Code.

      4. Referrals/Brokerage: All personnel must act in the best interest of WCM's clients regarding execution and other costs paid by clients for brokerage services. All personnel must strictly adhere to WCM's policies and procedures regarding brokerage, including those on best execution, soft dollars, and directed brokerage. See WCM's policies on Soft Dollar Practices and Best Execution.

      5. Vendors and Suppliers: All personnel must disclose to the CCO or to the CO any personal investments or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm. If any employee has such an interest, the CCO or the CO may prohibit the person from negotiating or making decisions regarding WCM's business with those companies.


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      6.    No Transactions with Clients: All personnel are prohibited from knowingly selling to, or purchasing from, a client any security or other property, except those securities issued by a publicly-traded client. Transactions in publicly-traded securities are also subject to the Personal Securities Transactions provisions and procedures set forth in Section 2 of this Code.

NON-PUBLIC INFORMATION
All personnel, including non-interested Board Members, must strictly adhere to the firm's Insider Trading Policy. All personnel are prohibited from trading, either personally or on behalf of others, while in possession of material, non-public information. Additionally, personnel are prohibited from communicating material non-public information to others in violation of the law. Non-public information includes the information to which you have access at WCM (i.e., client information, investment recommendations). Violations of the firm's Insider Trading Policy may result in penalties, including termination of employment, civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences. Please see WCM's Insider Trading Policy for complete details.


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SECTION 2. PERSONAL ACTIVITIES
A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to WCM and its clients. In this section, you will find provisions that address those conflicts that can arise from personal activities.

PERSONAL TRADING ASSISTANT (PTA)
WCM utilizes an automated personal transactions system called Protegent Personal Trading Assistant ("PTA") to track and monitor Access Persons' personal transactions. Access Persons must submit preclearance requests and required reports and certifications through PTA. Compliance will assign to each Access Person a user id and a temporary password. It is important that Access Persons not share their user ids or passwords with anyone as they are responsible for all information created, modified, and deleted from the system. If you need specific instructions on using PTA, please contact Compliance.

PERSONAL SECURITIES TRANSACTIONS
The provisions provided in this section of the Code are applicable to Access Persons and to their family/household members. Access Persons and their family/household members are required to strictly adhere to the policies and procedures regarding personal securities transactions. Failure to abide by any of these provisions, without prior approval from the CCO, or a designee, may result in sanctions such as fines, disgorgement of profits, and termination of employment. See Section 4 of this Code for specific details on non-compliance with the Code.

1.   SECURITIES COVERED
     The requirements and restrictions discussed in this section of the Code apply to "Covered Securities," unless otherwise noted. Covered Securities typically means any stock, bond, option, futures contract, investment contract, or any other instrument that is considered a security under the Investment Advisers Act. The term is very broad and investment interests in limited partnerships, foreign unit trusts, mutual funds, private investments and private investment funds, hedge funds, investment clubs, Exchange Traded Funds ("ETFs"), and 529 plans.

     For the purposes of this Code, certain securities are EXCLUDED from the definition of a covered security. They are:
            a.    Direct obligations of the Government of the United States;

            b. Bankers' acceptances, bank certificates of deposits, commercial paper, and high-quality short term debt instruments, including repurchase agreements;

            c.    Shares issued by money market funds;

            d. Shares issued by open-end mutual funds that are not sub-advised or advised by WCM or any of its affiliates;

            e. Shares issued by unit investment trusts ("UITs") that are invested exclusively in one or more open-end mutual funds, none of which are sub-advised or advised by WCM or any of its affiliates;

                  --------------------------------------------------------------
                  NOTE
                  ETFs and 529 Plans are considered Covered Securities. All ETF and 529 Plan transactions in personal accounts that do not fall within an exemption must be precleared by Compliance.
                  --------------------------------------------------------------


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2.   ACCOUNTS COVERED
     The Code governs any covered security in which an Access Person has any direct or indirect beneficial interest, including interest in a trust, partnership, or retirement plan. Keep in mind , however, that the Insider Trading Policy applies regardless of whether the Access Person has a direct or indirect beneficial interest in the security.

3.   DEFINITION OF BENEFICIAL INTEREST
     Beneficial interest is defined under relevant securities laws as any person who directly or indirectly, through contract, arrangement, understanding, relationship or otherwise, has or shares direct or indirect pecuniary interest (i.e., the opportunity to share or profit, directly or indirectly, in any profit derived from a transaction) in securities. You are presumed to have beneficial interest in securities or accounts held by your spouse, minor children, and family members sharing your household. This includes adult child, grandchild, parent, stepparent, grandparent, sibling, or in-laws. However, your beneficial interest in securities and accounts may extend beyond members of your household.

4.   REPORTING OF PERSONAL SECURITIES TRANSACTIONS
     Access Persons must report their personal securities transactions on a quarterly basis. See Reporting Requirements in Section 3 of this Code for complete details.

5.   PRECLEARANCE REQUIREMENT
     Unless noted as an exemption, any transaction in which an Access Person or a member of the person's family/household has or acquires a beneficial interest must be precleared with the Compliance Department.

     Preclearance requests for securities transactions must be submitted through PTA; verbal approvals are not permitted. Should an Access Person wish to make a personal securities transaction but does not have access to PTA, the person must contact Compliance for preclearance of the transaction. Compliance will enter the transaction into PTA, which will send an approval or denial, via email, to the requestor. It is the Access Person's responsibility to ensure that the shares requested, broker account, and security name on the email confirmation is accurate prior to his/her execution of the transaction.

     APPROVALS ARE VALID ONLY FOR THE DAY THEY WERE GRANTED. Neither Access Persons nor members of the person's family/household may place an order for a securities transaction for which preclearance authorization is required without prior receipt of written authorization of the transaction. Compliance may revoke a preclearance any time after it is granted and before the transaction has been executed. Compliance also may deny or revoke preclearance for any reason, and is not required to give an explanation, especially when the reasons are confidential in nature.

6.   TRANSACTIONAL RESTRICTIONS
     Due to the nature of the markets, WCM understands that personal securities trades must be placed during business hours. WCM, however, strongly discourages frequent trading ("day trading"), which could have a negative impact on an Access Person's attention to responsibilities on behalf of the firm. Unless noted, Access Persons and their family/household members must abide by the following restrictions on personal trading activities.

     a. NON-PUBLIC INFORMATION. Access Persons who possess material, non-public information regarding a security or the issuer of a security may not engage in any transaction of such security or related security.


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     b.  MARKET MANIPULATION. Access Persons may not engage in any transactions intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

     c. MARKET TIMING AND EXCESSIVE TRADING. Access Persons must not engage in excessive trading or market timing activities with respect to any fund sub-advised or advised by WCM or any of its affiliates ("reportable funds"). When placing trades in any reportable fund, whether the trade is placed directly in your personal account, 401(k) account, deferred compensation account, account held with an intermediary or any other account, you must comply with the rules set forth in the fund's prospectus and SAI regarding the frequency of trades.

     d. SHORT SELLING. Short selling occurs when an investor sells a security that is not owned in his or her account. Investors typically short a security when they believe the price of the security will fall. When an Access Person short sells a security in his/her own account, and the same security is owned in the client accounts, the transaction creates a conflict because the Access Person has entered into a transaction that contradicts WCM's position on such security. To avoid any conflicts that can arise from short selling, Access Persons are not permitted to short any security which is held in client accounts or enter into any personal security transaction that contradicts WCM's position on the same security.

            o ETFs: Access Persons are prohibited from short selling shares of any ETF that holds significant positions in securities that are held in client accounts.

            o Options: Access Persons are prohibited from purchasing put options on any security that is held in client accounts. See
                  Section 6.i below for additional restrictions on options.

            o Futures: Access Persons are prohibited from taking a short position in any futures contract where the reference obligation or underlying of which includes any security held in client accounts.

     e. BLACKOUT PERIODS. In addition to the prohibition on trading that may create a risk of front-running, as set forth in Section 6.f immediately below, the following blackout periods apply to any transactions in the personal account of any Access Person or any accounts maintained for any members of the Access Persons' family or household:

            o Securities Recommended to the Investment Committee: Access Persons may not purchase or sell a Covered Security (or equivalent security) for an account in which they have beneficial interest for a period of seven business days if that Covered Security (or equivalent security) has been recommended for action by a member of the Investment Committee. This prohibition shall apply for so long as the Covered Security (or equivalent security) is under consideration for recommendation to the Investment Committee and for seven business days thereafter. This restriction also applies to Covered Securities (or equivalent securities) recommended for purchase but have not been approved by the Investment Committee. Access Persons are required to wait until the blackout period is over before they can purchase such Covered Security (or equivalent security).

            o All Other Securities Held by Client Accounts: Access Persons may not purchase or sell any Covered Security (or equivalent security) for an account in which they have beneficial interest for a period of seven business days before and after any client account has purchased or sold the same Covered Security (or equivalent security) across a product, limited partnership, or group of accounts.


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         For purposes of the Code, the blackout period is 15 business days (the day of the last client trade in the recommended security, plus seven business days before and seven business days after).

                         -------------------------------------------------------
                         EXAMPLE
                         The last client trade in a recommended security is completed on Monday, February 18. You will not be permitted to purchase or sell the same security or equivalent security until the following Thursday, February 28.
                         -------------------------------------------------------

         From time to time, an Investment Person who is responsible for making investment recommendations or decisions may discover that a Covered Security purchased for his or her own account has been under consideration for client accounts. In this situation, the Investment Person must put the clients' interests first, and promptly make an investment recommendation or decision in the clients' interests, rather than delaying the recommendation or decision for clients to avoid conflict with the blackout provisions of this Code. If an Access or Investment Person unintentionally purchases a Covered Security ahead of client accounts, Compliance will review the transaction and circumstances, and decide whether any action is necessary by the Access or Investment Person.

     f. FRONT RUNNING. An Access Person should not place an order to enter into a personal security transaction when the Access Person knows, or has reason to believe, that the security or related security may in the near future be recommended for action or acted upon by the firm for any client account.

         In addition to the prohibitions and restrictions set forth in Section 6.e immediately above, no Access Person may (a) purchase any Covered Security (or equivalent security) for his or her personal account within seven business days before the purchase of the same Covered Security (or equivalent security) for any WCM client; (b) sell any Covered Security (or equivalent security) from his or her personal account within seven business days before the sale of the same Covered Security (or equivalent security) for any WCM client; or (c) purchase any Covered Security (or equivalent security) for his or her personal account within seven business days after the sale of the same Covered Security (or equivalent security) for any WCM client.

         From time to time, an Investment Person who is responsible for making investment recommendations or decisions may discover that a security purchased for his or her own account has been under consideration for client accounts. In this situation, the Investment Person must put the clients' interests first, and promptly make an investment recommendation or decision in the clients' interests, rather than delaying the recommendation or decision for clients to avoid conflict with the blackout provisions of this Code. If an Access or Investment Person unintentionally purchases a Covered Security ahead of client accounts, Compliance will review the transaction and circumstances, and decide whether any action is necessary by the Access or Investment Person.

     g. INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS. Access Persons may not acquire beneficial ownership in any initial public offering or limited offering in a private placement transaction except with the specific, advance written approval of Compliance. Compliance will make a written record of any decision to approve any such transaction and the reasons supporting such reasons.


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     h.  SHORT-TERM TRADING. Access Persons may not realize a profit from any transaction involving the purchase and sale, or sale and purchase, of the same security (or any closely related security, such as an option or a related convertible or exchangeable security) within any period of 30 calendar days. For purposes of this rule, transactions will be reviewed on a first-in-first-out basis.

     i. OPTIONS. Access Persons are not permitted to purchase options on any security held in client accounts. If an Access Person should hold or purchase options prior to the underlying security being acquired by or recommended for client accounts, the personal trade will be subject to preclearance and reporting requirements, as well as the blackout period, short-term trading, and front running restrictions.

     j. OTHERS. Access Persons may not engage in any transactions deemed by Compliance to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

EXCEPTIONS TO BLACKOUT PERIODS

1. DISPERSION TRADES. An integral part of WCM's investment process is to ensure client product accounts are in-line with their respective model accounts. As a result, the client accounts are regularly rebalanced against their respective model accounts, also known as dispersion analysis. Dispersion analysis will often cause trades in client accounts. Since dispersion trades are not driven by the Investment Committee, WCM does not view such trades as discretionary. Therefore, when Compliance reviews preclearance requests and personal trades, Compliance will not include client account transactions executed for dispersion purposes in the blackout periods. The exception for dispersion trades shall not apply to the prohibitions set forth in Section 6.f hereinabove ("Front Running").

2. LARGE-CAP SECURITIES. Purchases and sales of large-cap securities (as defined by WCM products), including ETFs, that do not exceed a total of 1,000 shares in one issuer in a 30 day period will be exempt from the blackout period restrictions. The exception for large-cap securities shall not apply to the prohibitions set forth in Section 6.f hereinabove ("Front Running").

EXCEPTIONS TO TRANSACTIONAL RESTRICTIONS AND PRECLEARANCE REQUIREMENTS
Unless noted, the following transactions are exempt from preclearance requirements and certain transactional restrictions described above. Reporting requirements still may apply to these transactions; see Section 3 for complete details.

1. MUNICIPAL BONDS. Transactions in municipal bonds do not require preclearance nor quarterly reporting. These transactions also are exempt from the transactional restrictions stated above. However, Access Persons should be mindful that trading any security, including non-covered securities, on material non-public information is a violation of federal securities laws.

2. NO KNOWLEDGE OR CONTROL. Transactions where the Access Person has no control or knowledge are exempt from preclearance and transactional restrictions. Reporting requirements may still apply. Examples:
         a. Purchases and sales over which an Access Person has no direct or indirect influence or control such as transactions in non-discretionary accounts where the assets are managed by an adviser.


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         b.   Transactions where the Access Person has no knowledge of the transaction before it is completed. For example, transactions effected for an Access Person or family/household member by a trustee of a blind trust, or discretionary trades involving an investment partnership or investment club, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed.

         c. Acquisition of securities through stock dividends, dividend reinvestment, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

         d. Transactions that occur by operation of law or under any other circumstance in which neither the Access Person nor any member of his or her family/household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

         e. Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of securities held by the Access Person (or family/household member) and received by the Access Person (or family/household member) from the issuer.

3. AUTOMATIC INVESTMENT PLANS. Purchases and sales pursuant to an automatic investment plan, such as a dividend investment plan, are exempt from preclearance and transactional restrictions. Reporting requirements may still apply. Examples:
         a. Purchases pursuant to the BPFH employee stock purchase plan (sales of the stock purchased through the ESPP are required to be approved before execution); BPFH stock holdings and sales of such holdings must be reported per the applicable requirements in
              Section 3.

         b. Transactions in WCM's retirement and profit sharing plans; transactions in these plans are exempt from reporting requirements. This exemption does not apply to transactions made in the brokerage account option within the plans. Purchases and sales made in the brokerage account option are subject to preclearance and reporting requirements, as well as transactional restrictions.

4. BROAD-BASED INDICES OR INTEREST RATE INSTRUMENTS. Transactions in futures and options contracts on investment-grade government and corporate fixed income instruments or securities indices containing securities of more than one hundred issuers, and options on such derivatives and securities are exempt from preclearance and transactional restrictions. Reporting requirements still apply.

5. CERTAIN OPTIONS. Any acquisition or disposition of a security in connection with an option-related securities transaction that has been previously approved pursuant to the Code. For example, if an Access Person receives approval to purchase an option, the person does not need to obtain preclearance to later exercise the option. However, the security transaction must be reported on the person's quarterly report and on the annual holdings report if it is still held in the account. This exemption does not apply to options on any security held in client accounts.

6. OTHERS. Transactions in securities determined by Compliance to present a low potential for impropriety or the appearance of impropriety (e.g., a purchase or sale of a bond issued by a company in which WCM most likely would not invest any client assets).

GIFTS AND ENTERTAINMENT
WCM recognizes that Access Persons, because of their position with the company, may be offered, or may receive without notice, gifts and entertainment from clients, brokers, vendors or other business contacts. ALL GIFTS AND ENTERTAINMENT, REGARDLESS OF VALUE, RECEIVED OR GIVEN MUST BE REPORTED, VIA PTA, TO COMPLIANCE. See Section 3 for additional information on reporting.


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Access Persons and their family/household members may not accept or give gifts, entertainment, special accommodations or other things of material value on their own or WCM's behalf that could influence decision-making, make them feel beholden to a person or a firm, or may be construed as an improper attempt to influence a person or firm. Additionally, Access Persons and their family/household members, as well as non-interested Board Members, may not accept or receive any gift or accommodation from any firm or person who does or seeks to do business with WCM that

            o might create a conflict of interest or the perception of impropriety;

            o might interfere with the impartial discharge of such person's responsibilities to WCM or its clients; or

            o place the recipient or WCM in a difficult or embarrassing position.

The following guidelines have been provided to assist Access Persons in complying with the above provisions. Keep in mind that the following guidelines are not intended to prohibit normal business entertainment.

     1.  DE MINIMIS VALUE

              a. Access Persons may not accept or give gifts or entertainment that exceed the value of $100 without prior approval from the CCO or CO. In circumstances where the Access Person may not be able to obtain pre-approval for the receipt of a gift or entertainment (e.g., you are at dinner with a broker), the Access Person should notify Compliance as soon as reasonably possible so they can determine whether reimbursement is appropriate.

                  --------------------------------------------------------------
                  EXAMPLE
                  If you are offered the use of a private jet to travel to a meeting, along with another firm's employees, and you decide this is the way you wish to travel, you will need to preclear this with Compliance and reimburse the offering party for the value of a first class ticket.
                  --------------------------------------------------------------

              b. The aggregate value of gifts or entertainment received outside the normal course of business may not exceed $1,000 per year.

              c. Access Persons may not give gifts with an aggregate value in excess of $100 PER YEAR to persons associated with securities or financial organizations, including exchanges, broker/dealer firms, commodity firms, or news media.

     2.  FREQUENCY OF GIFTS/ENTERTAINMENT

              a. Access Persons should be mindful of the frequency of gifts and entertainment as that may be looked upon as excessive.

                  --------------------------------------------------------------
                  EXAMPLE
                  The same business contact taking you out to lunch once a month can be construed as inappropriate, even if each lunch is significantly under the de minimis.
                  --------------------------------------------------------------

     3.  GIFTS TO PUBLIC OR UNION OFFICIALS

              a. All gifts and entertainment received from or given to any person(s) associated with the government, municipal, or similar authority must be precleared by Compliance. Access Persons need to be aware that the various jurisdictions have different prohibitions and limits on gifts, and violation of these restrictions can happen without their knowledge.

              b. All gifts and entertainment received from or given to any union official (i.e., union or officer, agent, shop steward, employee or other representative of a union) must be pre-cleared by Compliance. The Department of Labor ("DOL") typically requires reporting of gifts, entertainment, and paid expenses to union officials beyond a certain de minimis. These reports are made public and posted on the DOL's website.

     4.  CASH OR CASH EQUIVALENTS

              a. Access Persons may not accept or give cash or cash equivalent gifts (e.g., American Express gift cheques), without the prior approval of Compliance. Gift certificates to retail stores and restaurants may be accepted without prior approval, as long as it is below the de minimis.

     5.  REIMBURSEMENT

              a. Access Persons should be prepared to reimburse the offering party for any gifts and entertainment that extend to spouses and other family/household members.

                  --------------------------------------------------------------
                  EXAMPLE
                  If a broker offers tickets to you and your family, you should be prepared to reimburse the broker for your family's tickets and possibly for any amount that goes above the de minimis on your ticket.
                  --------------------------------------------------------------

REFERRALS
Access Persons are prohibited from making referrals to clients (e.g., attorneys, accountants) if the Access Person will benefit in any way.

POLITICAL AND CHARITABLE CONTRIBUTIONS
Access Persons are prohibited from making political contributions for the purposes of obtaining or retaining advisory contracts with public clients (i.e., pay-to-play). Access Persons also are not permitted to consider WCM's current or anticipated business relationships as a factor in soliciting political or charitable donations.

SERVICE ON THE BOARD OR AS AN OFFICER OF ANOTHER COMPANY
To avoid conflicts of interest, inside information and other compliance and business issues, Access Persons generally are prohibited from serving as officers or members of the board of any other entity. Exceptions to this provision must be obtained through the CCO or CO, who may require consideration by the board of WCM. Exceptions must be provided in writing and granted only based on the best interest of WCM and its clients. The CCO or CO, can deny the exception request for any reason.

This pre-approval requirement does not apply to service as an officer or board member of any parent or subsidiary of WCM, nor does it apply to non-interested WCM Board Members; although they are required to report to the CCO on an annual basis of all positions held by them on boards or as officers of other companies.

OTHER OUTSIDE BUSINESS ACTIVITY
Access Persons must obtain pre-approval from Compliance prior to engaging in any outside business activity as this may interfere with their duties with the firm. Pre-approvals must be submitted through PTA, and will be reviewed by Compliance. Outside business activities include, but are not limited to:

        o Employment with another firm/organization (e.g., part-time position at a retail store for the holiday season, working at family's or friend's store or organization on weekends)

        o    Consulting engagements

        o    Public/Charitable positions

        o    Fiduciary appointments other than with respect to family members

SECTION 3. COMPLIANCE WITH THE CODE

REPORTING REQUIREMENTS
As a general rule, all Covered Securities and accounts over which an Access Person or a member of his or her family/household has beneficial ownership must be reported to Compliance on a regular basis. With regards to such accounts and holdings, Access Persons are required to complete the reporting requirements described in this section. Exceptions to the reporting requirements are listed under Exceptions to Reporting Requirements. Unless the account or holding falls under the exemptions section, Access Persons must file the reports described below, even if the person has had no holdings, transactions or new accounts to list in the reports.

Reports and certifications are submitted through PTA. All submissions will remain confidential and will not be accessible by anyone other than those in Compliance, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government agencies.

PERSONAL SECURITIES ACTIVITIES REPORTS

1.   Holdings Reports (Initially and Annually)
      a. Initial Holdings Report. Access Persons must submit a report of all their holdings in covered/reportable securities WITHIN 10 DAYS after the day he or she has become an Access Person (typically the day the person starts employment with WCM) and on an annual basis thereafter. The holdings report should list all covered/reportable securities in which he or she has beneficial ownership.

            Initial holdings information should be current as of a date no more than 45 days prior to the employee's date of becoming an Access Person. For example, if the employee starts on November 1st, his or her initial holdings information should be as of no later than September 17th. Initial holdings information should be entered into PTA. For each holding, please provide: 1)the ticker symbol or other primary identifier, 2)the account in which that the security is held, and 3)the quantity or principal amount. PTA will automatically record the date and time stamp of each holding that is submitted.

      b. Annual Holdings Report. On an annual basis, you are required to report all of your covered/reportable securities as of December 31st. Annual holdings reports are available in PTA. Access Persons should review the report for completeness and accuracy prior to submission. ANNUAL HOLDINGS REPORTS MUST BE SUBMITTED BY JANUARY 30TH.

2. Brokerage and Investment Account Reports (Initially, Annually, Quarterly for Newly Opened Accounts)

      a. Initial Accounts Report. Access Persons must submit a list of all brokers, dealers and banks where he or she has established an account in which any securities (not merely covered/reportable securities) are held for the direct or indirect benefit of them or a member of their FAMILY/HOUSEHOLD WITHIN 10 DAYS after the day they have become an Access Person (typically the day they start employment with WCM). Access Persons must provide the name of the account, the account number, the name of the broker, dealer or bank with whom the account is established and the date the account was established. PTA will date and time stamp each account submission automatically.

      b. Quarterly Accounts Report. Access Persons are required to report all new accounts that were opened during the most recent calendar quarter. Access Persons should review the information for completeness and accuracy prior to submission. QUARTERLY ACCOUNT REPORTS ARE SUBMITTED ON OR ABOUT THE 21ST DAY AFTER THE CALENDAR QUARTER END.

            o Opening an Investment Account: Access Persons must add the account to PTA and notify Compliance, who will send a letter to the broker/dealer/bank to request duplicate copies of transaction confirmations and account statements. See Section 4 below (Duplicate Statements and Confirms) for more information.

            o Closing an Investment Account: Access Persons must de-activate the account in PTA and notify Compliance, who will send a letter to the broker/dealer/bank to request that they stop sending duplicate confirms and statements. See Section 4 below (Duplicate Statements and Confirms) for more information.

      c. Annual Accounts Report. On an annual basis, Access Persons must report all accounts in which he or she holds any securities that could benefit him or her directly or indirectly. Access Persons should review the information for completeness and accuracy prior to submission. ANNUAL ACCOUNT REPORTS MUST BE SUBMITTED BY JANUARY 30TH.

3. Transactions Reports (Quarterly). Access Persons are required to report all covered/reportable securities transactions for the most recent calendar quarter. Access Persons should review the information for accuracy and completeness prior to submission. QUARTERLY TRANSACTION REPORTS ARE SUBMITTED ON OR ABOUT THE 21ST DAY AFTER THE CALENDAR QUARTER END.

4. Duplicate Statements and Confirms. Contemporaneous duplicate copies of personal transaction confirmations and account statements are required for any securities account in which an Access Person has direct or indirect beneficial interest. Copies of such documents should be sent directly to the Compliance Department. Although Compliance will send a request letter to the broker, dealer or bank, it is ultimately the Access Person's responsibility to provide duplicate statements and confirms. If Compliance does not receive the appropriate account statements or confirms, Compliance will request the documents from the Access Person. THIS REQUIREMENT DOES NOT SATISFY THE QUARTERLY OR ANNUAL REPORTING REQUIREMENTS OUTLINED ABOVE.

GIFTS & ENTERTAINMENT REPORTS (QUARTERLY)
Access Persons are required to disclose all gifts and entertainment they have received or given regardless of value. Keep in mind that certain regulatory entities have strict rules on the receipt and giving of gifts and entertainment. It is very possible to identify discrepancies between the recipient and the provider given reporting requirements. QUARTERLY GIFTS & ENTERTAINMENT REPORTS ARE SUBMITTED ON OR ABOUT THE 21ST DAY AFTER THE CALENDAR QUARTER END.

When completing the report, Access Persons must provide the name of the recipient/provider, description of gift or entertainment, date, and cost or value. WCM recognizes that it may be difficult to obtain an actual cost or value on some gifts and entertainment for various reasons. In these instances, Access Persons should make a reasonable estimate. Compliance has discretion to question reported values of gifts and entertainment. In some cases, Compliance may ask for back-up documentation.

The following examples and guidelines have been provided to assist with this reporting requirement.

      Reportable Items
            o     Gifts (e.g., fruit baskets, flowers, gift certificates)
            o Meals outside the normal course of business (e.g., charity dinner sponsored by broker or consultant)
            o Meals that are frequent (e.g., the same broker takes you to dinner or lunch once a month)
            o Tickets to sports events, concerts, shows, movies, etc. regardless of who is in attendance from WCM or another firm
            o Golf and other outings such as fishing trips and sailing excursions
            o Donations and sponsorships on behalf of WCM (excludes those organizations that WCM as a firm sponsors or donates to regularly such as City Year); for example, a broker asks that you sponsor a dinner table or a round of golf at an upcoming client event

      Typically Not Reportable Items
            o Meals that occur during the normal course of business AND the broker, client, consultant, or business contact is present (e.g., broker bringing in lunch for a meeting, broker taking you to dinner to discuss Westfield business). However, if these are excessive in nature and frequent in occurrence, they must be reported.
            o Promotional items (e.g., company logo items such as pens, golf balls, key chains, note pads, mugs, hats)
            o Nominal gifts that are given for a special occasion (e.g., flowers for the birth of a child)

ACKNOWLEDGEMENT OF CODE (INITIALLY AND ANNUALLY)

1. Initial Acknowledgement. As part of their initial holdings submission, Access Persons are required to acknowledge that they have received, read, understand, and will comply with the Code and all its provisions. Access Persons also will confirm that the Code applies to them and members of their family/household, and that they are an Access Person (and Investment Person, if applicable) under the Code.

2. Annual Acknowledgement. Annually, Access Persons are required to acknowledge (either as a stand-alone document or as part of the firm's Compliance Manual) that they have received, read, understand and have complied with the Code and all its provisions.

3. Interim Acknowledgement. From time to time, the Code will be amended to reflect new regulatory requirements, comments from regulatory exams or internal reviews, or to address new conflicts that have arisen. All material amendments to the Code will be distributed to Access Persons, who will be required to acknowledge that they have received, read, understood, and will comply with the amended Code. Immaterial amendments will be distributed either with material amendments or during the annual acknowledgement period.

NOTIFYING COMPLIANCE OF VIOLATIONS

If at any time an Access Person becomes aware that he or she, any members of his or her family/household or any other Access Person, has violated the Code, it is his or her fiduciary obligation to report such violation(s) to the CCO or the CO immediately. All Access Persons are required to report actual or suspected violations of the Code promptly to the CCO or the CO. In the case of an actual or suspected violation by the CCO, Access Persons are required to notify the President or the Chairman.

            o Confidentiality. Any reports created to satisfy the requirements of the Code shall be treated confidentially and shall be investigated promptly as required by the particular circumstances. Violation reports can be submitted anonymously through PTA.

            o Types of Reporting. Access Persons are obligated to report any: a) noncompliance with applicable laws, rules and regulations; b) fraud or illegal acts involving any aspect of the firm's business; c) material misstatements in regulatory filings, internal books and record, client records or reports;
                  d) activity that is harmful to clients; and e) material deviations from required controls and procedures that safeguard clients and the firm.

            o Guidance. Access Persons are encouraged to seek guidance from the CCO, CO or other senior manager with respect to any action or transaction that may violate the Code and to refrain from any action or transaction that might lead to the appearance of a violation.

            o Retaliation. Any retaliation against an employee who reports a violation is prohibited and constitutes a further violation of the Code.

EXCEPTIONS TO CERTAIN REPORTING REQUIREMENTS

Managed Accounts - Personal Securities Activities
Access Persons are not required to submit reports on accounts and securities over which the person or the person's family/household members has no direct or indirect influence or control. While you may speak to your adviser about your financial goals and objectives, you are not permitted to consult with your adviser (or be consulted on) any specific security transactions, regardless of whether the security is covered or not covered. However, Access Persons are required to notify Compliance of these types of accounts and obtain an attestation from the adviser(s) or a copy of the investment advisory contract in order to exempt a non-discretionary account from the reporting requirements.

Automatic Investment Plans - Personal Securities Activities
Access Persons are not required to disclose on their quarterly transaction reports any securities that were purchased or sold through an automatic investment plan, including dividend reinvestment plans. Access Persons are required to disclose these holdings, if they are Covered Securities, on their initial and annual holdings reports.

Municipal Bonds - Personal Securities Activities
Access Persons are not required to report transactions or holdings in municipal bonds.

SECTION 4: ADMINISTRATION AND ENFORCEMENT

APPROVAL AND DISTRIBUTION
Compliance will distribute the Code to all Access Persons at least annually (either as a stand-alone document or as part of the firm's Compliance Manual). Material amendments or revisions made to this Code will be approved by WCM's Board of Directors. Upon approval by the Board, the Code will be distributed to all Access Persons. Access Persons are required to acknowledge that they have received, read, understood, and will comply with the Code and any amendments.

TRAINING AND EDUCATION
The CCO, or a designee, is responsible for training and educating all employees regarding the Code. All newly hired employees are required to complete a compliance overview session that includes review of the Code and WCM's Insider Trading Policy. New employees are required to acknowledge that they have received, read, understood, and will comply with the Code and the Insider Trading Policy.

Periodically, the CCO, or a designee, will provide training on the Code to all employees. Employees are required to attend any training sessions or read any applicable materials that Compliance deems appropriate. On occasion, it also may be necessary for certain departments to receive additional training. Should this be the case, the CCO, or a designee, will coordinate with the appropriate department managers to discuss particular topics and concerns to address at the training session.

ANNUAL REVIEW
In accordance with Rule 206(4)-7 of the Advisers Act and 38a-1 of the Investment Company Act, the CCO, or a designee, will review at least annually the adequacy of the Code and the effectiveness of its implementation. The CCO, or a designee, will report the results of the annual Code review to WCM's Board of Directors and will bring material violations to their attention.

PERSONAL TRANSACTIONS MONITORING
On at least a quarterly basis, the CO or a senior member of Compliance will review and monitor required reports for conformity with all applicable provisions outlined in Sections 2 and 3. Each member of the Compliance Department will review and monitor each other's reports as required by the Code.

REPORT TO BOARDS OF DIRECTORS
The CCO or CO will report to WCM's Board of Directors on a quarterly basis the results of the review of personal transaction reports, and any material violations or granted waivers of the Code and its provisions. In addition, the CCO or CO may be required to provide an annual written report to the Board of Directors of certain sub-advised clients as required by Rule 17j-1 of the Investment Company Act.

RECORDKEEPING REQUIREMENTS
Compliance will maintain the following records in the manner and to the extent set out in Rule 204-2(a)(12) and (13) of the Investment Advisers Act and Section 17j-1(f) of the Investment Company Act in a readily accessible place.

      1. A copy of each Code that is in effect, or at any time within the past five years;

      2. A record of any violation of the Code, and of any action taken as a result of the violation, for five years after the end of the fiscal year in which the violation occurred;

      3. Copies of acknowledgements of receipt of the Code and material amendments for each person who is currently, or within the past five years was, an Access Person;

      4. A copy of each report made pursuant to the Code, including any brokerage confirmation and account statements;

      5. A list of names of persons, currently or within the past five years, who are or were Access Persons or Investment Persons;

      6. A list of persons who are, or were, responsible for reviewing reports made pursuant to the Code during the last five years;

      7. A copy of reports provided to the WCM Board of Directors regarding the Code;

      8. A copy of WCM's Board of Directors Annual Acknowledgement and Certificate of Compliance with Section 17j-1(c) of the Investment Company Act for at least five years after the end of the fiscal year in which it is made;

      9. A record of any decision, and the reasons supporting the decision, for approving the acquisition by Access Persons of IPOs and limited offerings for at least five years after the end of the fiscal year in which the approval was granted; and

      10. A record of any granted waivers or exceptions, and supporting reasons, to any provisions of the Code.

SANCTIONS
WCM treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, WCM may impose one, several or all of the following: penalties or fines as outlined in this Code; a reduction of compensation, a demotion; a disgorgement of trading gains; suspension or termination of your employment; make a civil referral to the SEC; and make a criminal referral. Some examples of violations include: improper trading activity; failing to file required reports; making inaccurate or misleading reports or statements concerning trading activity or securities accounts; and inappropriate individual conduct, even if no clients are harmed. If you have any doubt or uncertainty about what this Code requires or permits, you should consult the CCO or CO.

The CCO or CO shall determine whether the policies established in this Code have been violated, and what sanctions, if any, should be imposed. The CCO or CO will notify Access Persons of any discrepancy between their personal activities and the rules outlined in this Code. If a discrepancy cannot be thoroughly explained or corrected to the CCO's or CO's satisfaction, the CCO or the CO, has full authority as granted by the WCM Board of Directors, to determine and impose a sanction upon any employee or board member who may have violated the Code or the spirit of the Code. Failure to promptly abide by a directive to reverse a trade, forfeit profits or submit a monetary fine may result in the imposition of additional sanctions.

Fines are to be paid by check, made payable to Westfield Capital Management Company. Each payment will be submitted to a charity of the CCO's or CO's unbiased choice. Reimbursements to brokers or other business contacts should be paid to the appropriate party; a copy of the reimbursement check should be given to Compliance.

Compliance will review each violation and the circumstances surrounding each violation to determine whether sanctions should be imposed. The table below are guidelines, and Compliance has full discretion to impose sanctions that are more or less than those outlined in the table.

----------------------------------------------------------------------------------------------------------------------
VIOLATION                                                    POTENTIAL SANCTIONS
----------------------------------------------------------------------------------------------------------------------
Late Reporting or Certification                              First Offense: $50 per day after due date per report or
                                                             certification

                                                             Second Offense:  $100 per day after due date per report
                                                             or certification; possible temporary suspension of
                                                             personal securities transaction rights

                                                             Subsequent Offense: $150 per day after due date per
                                                             report or certification, plus temporary suspension of
                                                             personal securities transaction rights
----------------------------------------------------------------------------------------------------------------------
Failure to Preclear or Trading on Expired                    First Offense: $150 per trade
Preclearance Approval
                                                             Second Offense: $300 per transaction plus disgorgement
                                                             of any profits; possible temporary suspension of
                                                             personal securities transaction rights and possible
                                                             reversing of questionable trades

                                                             Subsequent Offense: $500 per transaction plus
                                                             disgorgement of any profits; temporary suspension of
                                                             personal securities transaction rights; possible
                                                             reversing of questionable trades
----------------------------------------------------------------------------------------------------------------------
Market                                                       Timing $500 per trade plus disgorgement of any
                                                             profits; temporary suspension of personal securities
                                                             transaction rights; possible termination of employment
                                                             and civil or criminal referral
----------------------------------------------------------------------------------------------------------------------
Providing False or Omitting Material Information on          Suspension of personal securities transaction rights;
Reports or Certifications                                    possible termination of employment and civil and
                                                             criminal referral
----------------------------------------------------------------------------------------------------------------------
Front Running or Purchasing Securities within                $1,000 per trade for microcap
Blackout Periods (Market caps are defined by                 $750 per trade small cap
WCM products)                                                $500 per trade for smid cap
                                                             $250 per trade for mid cap
                                                             $100 per trade for large cap

                                                             Disgorgement of profits; temporary suspension of
                                                             personal securities transaction rights; possible
                                                             reversing of questionable trades and possible
                                                             termination of employment
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
VIOLATION                                                    POTENTIAL SANCTIONS
----------------------------------------------------------------------------------------------------------------------
Short-term Trading                                           First Offense: $100 per transaction plus disgorgement
                                                             of profits

                                                             Second Offense: $200 per transaction plus disgorgement
                                                             of profits; temporary suspension of personal
                                                             transaction rights; possible reversing of questionable
                                                             trades

                                                             Subsequent Offense: $300 per transaction plus
                                                             disgorgement of profits; temporary suspension of
                                                             personal securities transaction rights; possible
                                                             reversing of questionable trades
----------------------------------------------------------------------------------------------------------------------
Trading Securities on Restricted List                        $500 per trade plus disgorgement of any profits;
                                                             temporary suspension of personal securities transactions;
                                                             possible reversing of questionable trades
----------------------------------------------------------------------------------------------------------------------
Gifts & Entertainment - Failure to preclear, Acceptance or   Varies
Giving of Gifts & Entertainment Above De Minimis
----------------------------------------------------------------------------------------------------------------------